SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): May 31, 2005

LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET

SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)

(415) 501-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 8.01 Other Events.

On May 31, 2005, the civil appellate court in Mexico City overturned a lower court decision that had been rendered in March 2005 against Levi Strauss & Co. (the “Company”) in an action that had been brought by a former contract manufacturer who had alleged that its business had suffered direct damages and harm to its reputation from an unauthorized anti-counterfeiting raid on its Mexico City facilities in June 2001. The appellate court ruling vacated the entire award that had been granted by the lower court.

The lawsuit, Compania Exportadora de Maquila, Comexma v. Levi Strauss & Co., et al, was brought following a raid on Comexma’s Mexico City facilities that was conducted by local police and accompanied by local media upon the initiation of the Company’s outside Mexican brand protection counsel. The local counsel failed to follow the Company’s pre-approval procedures for initiating such a raid. No counterfeiting activity was uncovered, and the raid was terminated upon confirmation from the Company that Comexma was an authorized manufacturer. The raid occurred within a few months after the Company had notified Comexma that it was terminating its contract manufacturing relationship.

As reported in the Company’s Form 8-K filed March 7, 2005, the trial court awarded Comexma approximately $24.5 million in direct damages and lost income, and an additional approximately $20.5 million in damages for harm to its reputation. The Company filed an appeal of the Civil Court’s judgment with the appellate court on March 17, 2005.

On May 31, 2005, the appellate court rendered its decision in favor of the Company, reversing the lower court’s decision, vacating the entire award of damages granted to Comexma by the lower court, and awarding the Company its attorneys’ fees and costs. In overturning the lower court’s ruling, the appellate court found that there was no direct relationship between the raid and Comexma’s decision to close the facility, that the damages claimed by Comexma were not caused by the raid, and that there was no intent by the Company to harm the former contractor.

The plaintiffs have a right of appeal to seek review of the appellate court’s decision at the federal court level.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.

DATE: June 3, 2005	By:	/s/ Gary W. Grellman
	Name:	Gary W. Grellman
	Title:	Vice President, Controller